Exhibit 99.1

Press Release

VITALSTREAM HOLDINGS REPORTS RECORD FIRST QUARTER
REVENUES WITH 71 PERCENT INCREASE
GROWTH DRIVEN BY INCREASED DEMAND FOR STREAMING SERVICES

(IRVINE, CA), May 5, 2005--VitalStream(R) Holdings, Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream Inc., a streaming media solutions and global content delivery network (CDN) provider, today reported results for the first quarter of fiscal 2005.

Revenues for the quarter ended March 31, 2005 were $3,397,888, a 71 percent increase over revenues of $1,991,437 in the same period a year ago, and a 14 percent sequential increase over revenues in the fourth quarter of 2004. In the four quarters through the recently concluded quarter, VitalStream has recorded increasing year-over-year quarterly revenue growth of 36 percent, 51 percent, 69 percent and 71 percent. For the first quarter of 2005, VitalStream reported a net loss of $196,000, or $0.00 per share, versus a net loss of $213,000, or $0.01 per share, in the same period a year ago.

The company's operating expenses reflect costs to expand the sales force and increase marketing efforts, increased product development activity, capital investments in our content delivery network to increase scalability, one-time costs related to the preparation and implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and a one-time severance charge of approximately $70,000. VitalStream's weighted average shares outstanding increased by approximately 88 percent for the first quarter of 2005 compared to the first quarter of 2004 as a result of financing and conversion transactions that occurred in June 2004. VitalStream ended the first quarter with cash of $9.1 million versus cash of $10.3 million at December 31, 2004, primarily due to a prepayment of certain license fees of approximately $750,000 during the quarter.

During the quarter, the company also recorded a one-time gain of approximately $200,000 in other income from the sale of certain smaller hosting accounts to a third party. This sale reflects VitalStream's strategy to increase focus on its core streaming product lines.

"VitalStream continued its track record of generating strong revenue growth as we expanded business with existing customers and added new ones," said Philip N. Kaplan, president and chief operating officer. "We are building upon our growth in 2004 and utilizing our strong cash position to invest in our product portfolio, sales and marketing programs and strategic acquisitions, such as the PlayStream transaction announced earlier in the week. All of these initiatives are helping us to achieve our strategic objectives of increasing our market share and gaining visibility in a fast growing industry, and serving our goal of becoming the market leader in streaming," he added.

On May 2, 2005, the company announced it had acquired the business of PlayStream, a leading provider of streaming media services to small and medium sized businesses. In 2004, PlayStream recorded revenue of approximately $1.6 million, more than 90 percent of which was recurring revenue, and generated positive net income.

"The combination of our two companies provides customers a comprehensive, scalable solution for delivering their digital media content on the Internet. PlayStream has a major presence in the small and medium-sized businesses (SMB) and small and home office (SOHO) markets and uniquely positions VitalStream to capture the opportunity in these emerging sectors. PlayStream's product offerings fit perfectly with our strategy of investment and innovation in streaming technologies within our key target markets," Kaplan noted.

New customers added by VitalStream in the quarter included Sprint, Scott Company, AFLAC, the Seattle Seahawks, United World Vision and Eyewonder.

During the quarter, the company continued to enhance its product offerings by announcing its third generation Video Streaming Service for Flash that features a new reporting dashboard. This next generation service offers the CDN industry's first tool that enables customers to measure in real-time how long, when and by whom their online content is being viewed, which is of particular value to online advertisers and marketers.

VitalStream also announced an OEM partnership with thePlatform, a leading provider of digital media publishing tools that will offer customers a comprehensive publishing solution to manage, control, publish and track secure digital audio and video that is sent over VitalStream's advanced CDN.

"These kinds of product enhancements continue our tradition of providing our customers innovative solutions and advance VitalStream's competitive position in the marketplace," Kaplan noted.

The company also announced that it opened a new sales office in New York and a new data center in Amsterdam. The new sales office provides VitalStream access to major prospective customers in the world's media and advertising capital, while the new data center enables the company to offer more advanced streaming services to customers throughout Europe.

The company said that it continues to plan a listing for its stock on the NASDAQ Smallcap or other major exchange at the appropriate time, but does not anticipate this occurring until the second half of the year.

FINANCIAL SUMMARY (Unaudited)

(All numbers in 000's, except per share data)

Statement of Operations

	Three months ended March 31,
	2005	2004

Revenues	$3,398	$1,991

Cost of revenue	1,654	901

Gross profit	1,744	1,090

Research & development	155	111
Sales & marketing	1,032	611
General & administrative	888	517

Operating loss	(331)	(149)

Other income (expense)
Interest expense, net	(61)	(52)
Other income (expense) including taxes	196	(12)

Net loss	($196)	($213)

Loss per share (less preferred dividends)	$0.00	($0.01)

Weighted average shares outstanding	60,367	32,114

Balance Sheet Highlights

	March 31, 2005	December 31, 2004

Cash	$9,132	$10,276
All other assets	7,014	5,953
Total Assets	$16,146	$16,229

Total Liabilities	$4,709	$4,908
Total Shareholders' Equity	11,437	11,321
Total Liabilities and Shareholders' Equity	$16,146	$16,229

Adjusted EBITDA

Adjusted EBITDA for the quarter ended March 31, 2005, was $86,000, compared to $35,000 during the comparable period last year. The reconciliation of net loss to Adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2005	2004

	(All numbers in 000's)

Net loss	($196)	($213)
Depreciation and amortization	421	194
Interest expense, net	60	52
Gain on sale of certain customer accounts	(200)	-
Income tax expense	1	2

Adjusted EBITDA	$86	$35

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, non-recurring asset sales, and stock-based compensation. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast digital media and communications to worldwide audiences via the Internet. The company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated Web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, visit www.vitalstream.com.

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 19034. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: The risk that the company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services, including the SMB/SOHO markets; the risks that the company's existing customers may cease to use the company's services and/or may not use the company's services at the projected rate; uncertainties regarding the future demand for the company's products and services generally despite infrastructure investments, expansion into other markets and product enhancements; the risk that the trend towards increasing broadband penetration may not continue; the inability of the company to compete or the competitive advantage of companies that compete or may compete in our markets; the risk that the company may not be able to find suitable strategic or acquisition transactions or, upon completing such transactions, achieve the anticipated benefits; the risk that the company's operational efficiency may not continue to improve; the risk that the company may be unable to obtain capital necessary to continue operations, fuel growth or obtain it at favorable rates; the risk that the company may experience technical or security problems that injure its business or increase its operating costs; and/or uncertainties regarding our ability to purse our proposed business strategy. More detailed information about these factors and others are discussed in "Risk Factors" and elsewhere in the most recently filed Annual Report on Form 10-K of VitalStream Holdings, Inc. and other documents periodically filed by VitalStream Holdings, Inc. with the SEC.. Such forward-looking statements speak only as of the date of this release. The company is under no obligation (and expressly disclaims any obligation) to update events or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream is a registered trademark of VitalStream, Inc. All other trademarks are property of their respective holders.

Investor Relations Contact: Mark Belzowski VitalStream, Inc. 949/743-2000 ir@vitalstream.com	Neal Rosen Kalt Rosen & Co. LLC 415/397-2686 rosen@krc-ir.com